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                                                                    Exhibit 5.01


                              [Dechert letterhead]




October 23, 2001


Intersil Corporation
7585 Irvine Center Drive
Suite 100
Irvine, CA 92618

Re: Registration Statement on Form S-3
    Registration No. 333-71686

Gentlemen and Ladies:

We have acted as counsel to Intersil Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 14,000,000 shares of Class A Common Stock (the "Shares"), par value $.01 per share, of the Company (the "Common Shares") and 2,100,000 Common Shares (the "Optional Shares"). The Shares and the Optional Shares will be sold by shareholders of the Company pursuant to an underwriting agreement (the "Underwriting Agreement"), among the Company, Sterling Holding Company, LLC ("Sterling") and Citicorp Mezzanine Partners, L.P. ("CMP," and together with Sterling, the "Selling Shareholders"), and Credit Suisse First Boston Corporation, Lehman Brothers Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Robertson Stephens, Inc. and SG Cowen Securities, as representatives of the several underwriters (the "Underwriters"), the form of which is included as Exhibit 1.01 to the registration statement referred to above (the "Registration Statement"). The Selling Shareholders have granted the underwriters an option to purchase the Optional Shares solely to cover over-allotments, if any, in connection with the offering that is subject to the Registration Statement.

We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that (a) upon due exercise of the warrant in accordance with the Warrant Agreement dated August 13, 1999 between the Company and CMP and (b) upon conversion of the Class B Common Stock in accordance with the Amended and Restated Certificate of Incorporation of the Company, the Shares and Optional Shares when sold pursuant to the Underwriting Agreement will have been legally issued, fully paid and non-assessable.
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Intersil Corporation
October 23, 2001
Page 2


The opinion expressed herein is rendered for your benefit in connection with the transactions contemplated herein. The opinion expressed herein may not be used or relied on by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,



/s/ Dechert